UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 26, 2005

Intermix Media, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-26355	06-1556248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6060 Center Drive, Suite #300 Los Angeles, California	90045
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 215-1001

(Former name or former address, if changed since last report): Not applicable.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The following is an update to our definitive proxy statement on Schedule 14A that we filed with the Securities and Exchange Commission on August 25, 2005, and supplemented on September 1, 2005, September 21, 2005, September 22, 2005 and September 26, 2005. Accordingly, the following should be read as part of, and in conjunction with, the definitive proxy statement, as so supplemented.

Update to Background of the Merger

On September 23, 2005, Brad Greenspan, our former chairman and chief executive officer, sent a letter to us, setting forth a proposal (the “Greenspan Proposal”) to acquire what he described as “a controlling interest” in Intermix.

The Greenspan Proposal indicates that Mr. Greenspan intends to organize a new entity called Freemyspace, LLC and to transfer the shares of Intermix common stock that he currently owns to that entity. The Greenspan Proposal further states that Freemyspace, LLC seeks to acquire, for cash, “approximately one-half of the number of currently outstanding shares” of Intermix not currently owned by Mr. Greenspan, at a price of $13.50 per share. Mr. Greenspan indicated that the acquisition could be structured as a tender offer or as a merger. Under the Greenspan Proposal, Mr. Greenspan or his affiliated entities state that they would also make an investment in Intermix common stock in order to provide us with sufficient cash to consummate the exercise of our option to purchase the outstanding equity interests of MySpace, Inc. that we do not already own by February 2006. Under the Greenspan Proposal, our stockholders would retain an equity position in the post-transaction concern. Mr. Greenspan indicated that he would finance Freemyspace, LLC’s acquisition of our common stock through his own resources and through investment by private equity funds that have indicated an interest in becoming co-investors with him. Mr. Greenspan did not identify the financial resources available to him or the identity of his potential co-investors. Mr. Greenspan did indicate that none of his potential co-investors had made a definitive commitment to make an investment or provide any funds and that they would not be able to do so until they receive “detailed financial data” of Intermix that has not previously been made public. Mr. Greenspan also provided us with a copy of an amendment to his Schedule 13D which states that under the Greenspan Proposal, Freemyspace, LLC would cause Intermix to sell certain of its assets in order to fund a portion of the Freemyspace, LLC acquisition, to fund Intermix’s marketing efforts and to expand Intermix’s business. Mr. Greenspan’s 13D amendment also contemplates that the current management of MySpace, Inc. would become the executive management of the resulting entity and that most of the members of our board of directors would be replaced. To review further details of the Greenspan Proposal, please refer to Exhibit 99.1 attached to this Current Report on Form 8-K.

As disclosed in our definitive proxy statement, our board of directors may, prior to the adoption of the merger agreement by our stockholders, withdraw or modify in a manner adverse to Fox Interactive Media its recommendation to vote in favor of the adoption of the merger agreement (including as a result of the receipt of an acquisition proposal from a third party), if, among other things, our board of directors has determined, in good faith, that taking such action is necessary for the members of the board to comply with their fiduciary duties under applicable law. Furthermore, we are permitted, under certain circumstances, to furnish information and participate in discussions and negotiations with a third party making an unsolicited acquisition proposal to us. Under the merger agreement, we are permitted to engage in discussions and negotiations if our board of directors determines that the third party has submitted to us a bona fide, unsolicited acquisition proposal (as such term is defined in the merger agreement) that constitutes, or could reasonably be expected to lead to, a superior proposal. Under the merger agreement, a superior proposal is defined as a proposal that contemplates, among other things:

•	the acquisition of more than 75% of our outstanding shares of capital stock; or

•	the acquisition of at least 75% of the fair market value of our and our subsidiaries’ assets, taken as a whole, by way of merger, share exchange or similar transaction,

that, in each case, our board of directors determines in good faith (after consultation with its financial advisors and legal counsel) is more favorable (taking into account relevant valuation and other criteria such as the financial terms and conditions to the proposal) to the holders of our common shares or preferred shares that the transactions provided for in the merger agreement.

On September 25, 2005, our board of directors held a special telephonic meeting to consider the Greenspan Proposal, with representatives from our legal counsel, Latham & Watkins, LLP, and Richards Layton & Finger, and financial advisors, Montgomery & Co., LLC and Thomas Weisel Partners LLC. Representatives from Latham & Watkins and Richards Layton & Finger advised our board of directors regarding its fiduciary duties, and reviewed our obligations under the merger agreement with Fox Interactive Media. Our board of directors reviewed the proposal with our legal and financial advisors, and considered a number of factors including:

•	the per share cash price set forth in the Greenspan Proposal;

•	the structure, form and terms of the Greenspan Proposal, including that the Greenspan Proposal:

•	would provide cash liquidity for only approximately one-half of the common stock held by our stockholders, with the remaining stockholders continuing to hold equity securities in a post-transaction concern with a diminished public equity “float”;

•	did not involve the prospective acquisition of at least 75% of our outstanding capital stock (as required by the merger agreement’s definition of superior proposal), notwithstanding Mr. Greenspan’s suggestion that the transaction he was proposing could be structured as a merger pursuant to which all of our outstanding shares of capital stock would technically have been acquired; and

•	did not articulate the manner in which our preferred stockholders or optionholders would be treated in the contemplated transaction;

•	the need for Freemyspace LLC to obtain in excess of $300 million in cash to fund the transactions contemplated by the Greenspan Proposal;

•	the failure of Mr. Greenspan to specifically identify his financial resources or the identity of his potential co-investors;

•	that none of Mr. Greenspan’s co-investors had made a definitive commitment to provide the financial resources necessary to complete the transaction and would not be able to do so until they had completed their due diligence investigation;

•	the requirement for additional due diligence, proposed to be conducted in a matter of days;

•	the need to negotiate terms of a definitive acquisition agreement and the uncertainty of terms and the possibility of conditions not yet introduced;

•	costs and potential delays that would significantly lower the assumed value of the Greenspan Proposal to our stockholders, which were not addressed in the Greenspan Proposal, including:

•	the requirement that we pay a $25 million break-up fee to Fox Interactive Media;

•	the uncertainty of the tax treatment of our stockholder group, taken as a whole, under the Greenspan Proposal, as well as the tax effect of the asset sales contemplated by that proposal;

•	that the timing contemplated by the Greenspan Proposal to make an equity investment in us to fund the consummation the MySpace purchase option could be as late as February 2006, whereas we are required to fund in excess of $45 million in cash on October 14, 2005 with respect to the portion of the purchase option that we are required to consummate on that date;

•	that the transactions contemplated by the Greenspan Proposal are unlikely to be completed for several months, while the proposed transaction with News Corporation and Fox Interactive Media could, subject to the approval of our stockholders, be completed within several days;

•	the fact that the Greenspan Proposal provided less certainty of closing (compared to the proposed transaction with News Corporation and Fox Interactive Media), both due to the concerns described above regarding the availability of financing and due to the risk of adverse developments in our business or in the financial markets while the transactions contemplated by the Greenspan Proposal would be pending which, if sufficiently adverse, could either jeopardize Mr. Greenspan’s financing or possibly even allow Mr. Greenspan to terminate or renegotiate the terms of the contemplated transaction;

•	the concern that the return of Mr. Greenspan to a control position over Intermix would create morale issues with a significant number of Intermix employees, including members of MySpace, Inc.’s management, and potentially harm the company’s business, reputation and standing, particularly in light of the fact that when Mr. Greenspan was removed as our chairman, our common stock traded for less than $2 per share, we were struggling with an accounting restatement, our common stock had been delisted from the NASDAQ Small Cap Market, we were the subject of an informal investigation by the Securities and Exchange Commission, various stockholder lawsuits relating to the restatement had been filed, and we were losing money;

•	general concerns regarding the lack of credibility of the proposal, taking into account its significant conditionality and lack of specificity and the fact that Mr. Greenspan elected to wait until a Friday afternoon, less than three business days from the scheduled date of our special meeting of stockholders, before announcing his proposal (even though we had announced the pending merger transaction more than two months ago and we had mailed a proxy statement to our stockholders more than four weeks ago); and

•	further legal, accounting and financial advisor fees that would be required to be incurred.

Our board of directors noted the transaction value of the transaction with Fox Interactive Media. The board also considered the remaining risks and benefits of the Fox Interactive Media transaction, including the remaining conditions to the Fox Interactive Media transaction, the absence of any financing condition in the Fox Interactive Media merger agreement, the guaranty by News Corporation of Fox Interactive Media’s obligation to pay the merger consideration and the number of stockholder proxies submitted in favor of the Fox Interactive Media transaction to date.

Following full deliberation and consideration (including deliberations during which the management members of the board, along with the members of the board associated with VantagePoint, did not participate), our board of directors unanimously among the directors present, determined that the Greenspan Proposal does not constitute, and could not reasonably be expected to lead to, a superior proposal (as such term is defined in the merger agreement). Our board of directors also determined to reconfirm its recommendation that our stockholders vote in favor of adoption of the merger agreement with Fox Interactive Media.

Our board of directors also asked its legal counsel to advise it as to whether the Greenspan Proposal, along with Mr. Greenspan’s public statements and actions with respect to Intermix and the proposed transaction with News Corporation and Fox Interactive Media, constituted violations of the federal securities laws, including, without limitation, Sections 13(d), 14(a), 14(d) and 14(e) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Finally, to permit our stockholders additional time to reflect upon and to react to the contents of this supplement to our definitive proxy statement, to the Greenspan Proposal and any other relevant information, we intend to adjourn the special meeting of our stockholders immediately after it is commenced at 9:00 a.m. Los Angeles time on Wednesday, September 28, 2005, and to reconvene the meeting, at 3:00 p.m. Los Angeles time on Friday, September 30, 2005 at our corporate headquarters, located at 6060 Center Drive, Suite 300, Los Angeles California 90045.

As we have previously reported, two putative class action law suits captioned Ron Sheppard v. Richard Rosenblatt et. al., Case No. BC338945 and John Friedmann v. Intermix Media, Inc. et. al., Case No. BC339083, were filed in the California Superior Court, County of Los Angeles on August 26, 2005 and August 31, 2005, respectively. We have been informed that the plaintiffs in these lawsuits may attempt to obtain a temporary restraining order delaying our special meeting of stockholders. We believe that any such order would be inappropriate and unnecessary in light of our intent to adjourn the stockholders meeting as discussed above.

On September 26, 2005, Intermix issued a press release, attached as Exhibit 99.2 to this Current Report on Form 8-K. The press release announces that our board of directors has rejected the Greenspan Proposal, continues to recommend that Intermix stockholders vote in favor of the pending merger with News Corporation and Fox Interactive Media and will adjourn our special meeting of stockholders to vote on the transaction with News Corporation and Fox Interactive Media until 3 p.m. Los Angeles time, on Friday, September 30, 2005.

Important Additional Information Filed with the SEC

Intermix has filed a proxy statement in connection with the proposed merger, which has been mailed to Intermix’s stockholders. This Current Report on Form 8-K is expressly incorporated by reference into the proxy statement. Intermix’s stockholders are urged to read the proxy statement in its entirety and any other relevant materials when they become available as they contain important information about the merger and Intermix. Investors and security holders may obtain free copies of these documents – and other documents filed with the Securities and Exchange Commission (the “SEC”) – at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Intermix by going to Intermix’s Investor Relations page on its corporate Web site at www.intermix.com.

Intermix and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. A description of any interests that Intermix’s officers and directors have in the merger is available in the proxy statement. Information regarding Intermix’s directors and executive officers is contained in Intermix’s Annual Report on Form 10-K/A for the year ended December 31, 2004, which is filed with the SEC.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Exhibit
99.1	Letter from Brad D. Greenspan dated September 23, 2005.

99.2	Intermix Media, Inc. press release dated September 26, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2005	Intermix Media, Inc.

	By:	/s/ Christopher Lipp
Christopher Lipp Sr. Vice President & General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Letter from Brad D. Greenspan dated September 23, 2005.

99.2	Intermix Media, Inc. press release dated September 26, 2005.